Exhibit 16.1

May 15, 2024

Securities and Exchange Commission

100 F Street, N.E. Washington DC 20549

Ladies and Gentlemen:

We have read Item 16F of in this Annual Report (Form 20-F) for the year ended December 31, 2023 of Scinai Immunotherapeutics Ltd. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 16F therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 16F of the above referenced filing.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A member firm of Ernst & Young Global

Tel Aviv, Israel